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                                                                    EXHIBIT 23.4

                    [LETTERHEAD OF BEAR, STEARNS & CO. INC.]

                                  June 5, 2000

Board of Directors
SFX Entertainment, Inc.
650 Madison Avenue
New York, New York 10022

Attn: Robert F.X. Sillerman
      Michael G. Ferrel

     Reference is made to our letter dated February 28, 2000 (the "Letter") and delivered in connection with the merger of SFX Entertainment, Inc. with Clear Channel Communications, Inc., in which we advised you that the Class A Exchange Ratio is fair, from a financial point of view to the Unaffiliated Class A Shareholders. Capitalized terms used in this letter will have the same meaning as set forth in our Letter.

     This letter serves as our consent to the inclusion of the Letter and the summary of its contents (in the form previously delivered to us) in the SFX Proxy Statement included on a registration statement on Form S-4 under the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            By: /s/ LISBETH R. BARRON

                                            Bear, Stearns & Co. Inc.